Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent  Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 30, 2017 of Tortoise North American Pipeline Fund, a series of Montage Managers Trust, in the Registration Statement (Form N-1A) of Tortoise North American Pipeline Fund, a series of Managed Portfolio Series, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 268 under the Securities Act of 1933 (Registration No. 333-172080 and Amendment No. 269  under the Investment Company Act of 1940 (Registration No. 811-22525) as revised and filed on April 7, 2017 .

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 7, 2017